Exhibit 99.1

For Immediate Release

Contact:

George Gantz

603-773-6569

gantz@unitil.com

Unitil Prices Public Offering of Common Stock

Hampton, NH – December 11, 2008: Unitil Corporation (NYSE:UTL) today announced that it priced a public offering of 2.0 million newly issued shares of common stock at a public offering price of $20 per share. Unitil has also granted the underwriters a 30-day option to purchase up to an additional 300,000 shares to cover any over-allotments.

The net proceeds from this offering will be used to repay a portion of the bank financing for Unitil’s acquisition of Northern Utilities and Granite State Gas Transmission which closed on December 1, 2008.

RBC Capital Markets Corporation is acting as lead underwriter for the offering. The co-managers for the offering are Janney Montgomery Scott LLC., Oppenheimer & Co. Inc., Brean Murray, Carret & Co., LLC., and Edward D. Jones & Co., L.P.

A copy of the final prospectus supplement and the accompanying base prospectus relating to this offering may also be obtained from RBC Capital Markets Corporation, 3 World Financial Center, 8th Floor, 200 Vesey Street, New York, NY 10281; or from any of the other underwriters.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. The offer is being made only through the prospectus supplement and the accompanying base prospectus, which is part of a registration statement that became effective on December 5, 2008.

About Unitil

Unitil is a public utility holding company with subsidiaries providing electric and gas distribution service in New Hampshire and Massachusetts, gas distribution service in Maine and energy services throughout the Northeast. Unitil has approximately 430 employees and serves approximately 167,000 utility customers in three states. Its utility affiliates include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Northern Utilities, Inc. and Granite State Gas Transmission, Inc. Its other subsidiaries include Unitil Service Corp. and its non-regulated business segment Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc.

Forward Looking Statements:

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.